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                                                                 EXHIBIT 3.02

                           CERTIFICATE OF ELIMINATION

                                       OF

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                             SENIOR PREFERRED STOCK

                                       OF

                         FIREARMS TRAINING SYSTEMS, INC.


                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


         Firearms Training Systems, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DCGL"), hereby certifies as follows:

         FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 200,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock") in one or more series pursuant to a resolution or resolutions providing for such issuance adopted by the Board of Directors, and further authorized the Board of Directors of the Corporation to
(i) determine or alter the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, (ii) fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and
(iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any wholly unissued series of Preferred Stock, increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series.

         SECOND: On July 31, 1996, the Board of Directors of the Corporation adopted a resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Senior Preferred Stock.

         THIRD: On December 13, 1996, the Board of Directors of the Corporation adopted the following resolution, eliminating from the Certificate of Incorporation the resolution previously



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adopted by the Board of Directors on July 31, 1996, which authorized the creation and issuance of a series of said Preferred Stock to be known as Senior Preferred Stock, as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, the series of Preferred Stock of the Corporation, known as Senior Preferred Stock, be, and hereby is, eliminated, and that the designation and amount thereof and the voting powers, full or limited, and other rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock be eliminated accordingly;

         RESOLVED, that no shares of the Senior Preferred Stock have been issued and therefore none of the authorized shares of Senior Preferred Stock are presently outstanding;

         RESOLVED, that none of such shares shall be issued subject to the Certificate of Designations filed on August 5, 1996 by the Company with respect to such Senior Preferred Shares; and

         RESOLVED, that in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation be amended to eliminate all reference to the Series of Preferred Stock known as Senior Preferred Stock.

         IN WITNESS WHERE OF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 13th day of December, 1996 by duly authorized officers of the Corporation.

                               FIREARMS TRAINING SYSTEMS, INC.

                               By:       /s/ Peter A. Marino
                                        --------------------------------------
                               Name:    Peter A. Marino
                               Title:   President and Chief Executive Officer





ATTEST:

By:       /s/ David A. Apseloff
         --------------------------------
Name:    David A. Apseloff
Title:   Assistant Secretary

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